Exhibit 10.16

NUSTAR EXCESS THRIFT PLAN

Amended and Restated Effective as of January 1, 2008

NUSTAR EXCESS THRIFT PLAN

NUSTAR EXCESS THRIFT PLAN

Introduction

The NuStar Excess Thrift Plan, formerly known as the Valero GP, LLC Excess Thrift Plan (“Excess Thrift Plan” or “Plan”) was established effective July 1, 2006, and is hereby amended and restated effective as of January 1, 2008. The primary purpose of the Plan is to provide benefits to those employees of NuStar GP, LLC (the “Company”) and its participating affiliates whose Annual Additions under the NuStar Thrift Plan (“the Thrift Plan”) are subject to the limitations on Annual Additions as provided under §415 of the Internal Revenue Code of 1986, as amended (“the Code”), and/or are constrained from making maximum contributions under the Thrift Plan by §401(a)(17) of the Code, which limits the amount of an Employee’s annual compensation which may be taken into account under the Thrift Plan (“the Compensation Limit”).

The Excess Thrift Plan is comprised of two separate components as follows: (1) an “excess benefit plan” as defined under §3(36) of the Employee Retirement Income Security Act of 1974, as amended, and (2) a plan which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Each component of the Excess Thrift Plan shall consist of a separate plan for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Excess Thrift Plan is not intended to constitute either a qualified plan under the provisions of §401 of the Code or a funded plan subject to ERISA.

SECTION 1. DEFINITIONS

All defined terms used in the Thrift Plan shall have the same meanings for purposes of the Excess Thrift Plan except as otherwise provided below.

1.1	“Annual Addition” shall mean “Annual Addition” as defined in Code §415(c), and as described in the relevant provisions of the Thrift Plan.

1.2	“Annual Addition Limitation” shall mean the limitation on Annual Additions to a Participant’s Thrift Plan Account, as provided in Code §415(c)(1), and as described in Section 6.4(a) of the Thrift Plan.

1.3	“Annual Benefit Salary” shall mean a Participant’s current base rate of pay expressed in annual terms, exclusive of all other forms of pay, such as bonuses, commissions, overtime pay, shift differential, or any type of fluctuating emolument. However, Annual Benefit Salary shall be determined without regard to any reduction to the Participant’s taxable pay as a result of participating in any plan subject to Section 125 of the Code or the §401(k) feature of the Thrift Plan. During a period of absence from work, with or without pay, such as a sick leave, disability leave or personal leave of absence, the Participant’s base rate of pay most recently in effect while working shall be used in computing his Annual Benefit Salary.

1.4	“Beneficiary” shall mean the Participant’s beneficiary as designated under the Thrift Plan who shall receive the Participant’s benefits hereunder in the event of the Participant’s death.

1.5	“Change in Control” shall mean the occurrence of one or more of the following events:

(a)	Any one person or more than one person acting as a group (a “Group”) shall acquire (whether in one or more transactions) ownership of interests in the Company that, together with interests held by such person or Group, constitutes more than 50% of the total fair market value or total voting power of all interests, of the Company; or

(b)	any one person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Group) ownership interests in the Company representing 30% or more of the total voting power of all such interests in the Company; or

(c)	a majority of the members of the governing body of the Company is replaced during any 12-month period by members whose appointment or election is not endorsed by a majority of the members of the governing body of the Company prior to the date of appointment or election; or

(d)	any one person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

The provisions of this Excess Thrift Plan relating to a Change in Control shall be interpreted and administered in a manner consistent with Code Section 409A and the regulations and additional guidance thereunder.

1.6	“Code” shall mean the Internal Revenue Code of 1986 and the regulations issued thereunder, as amended from time to time.

1.7	“Committee” shall mean the Benefit Plans Administrative Committee designated by the Board of Directors of the Company, which administers this Plan.

1.8	“Company” shall mean NuStar GP, LLC, and any successor entity through merger, acquisition or otherwise.

1.9	“Company Equity” shall mean units of NuStar Energy L.P., a master limited partnership.

1.10	“Compensation Limit” shall mean the maximum annual compensation allowed to be taken into account by the Thrift Plan for any Plan Year, pursuant to the provisions of Code Section 401(a)(17), or any successor provision thereto.

1.11	“Disabled” or “Disability” shall mean the existence one or more of the following conditions:

(a)	The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)	The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

1.12	“Employee Contribution Percentage” shall mean the whole percentage of the Participant’s Annual Benefit Salary which such Participant has elected to contribute to the Thrift Plan as his Employee Contribution under the provisions of such Plan.

1.13	“Employee” shall mean any person who is currently employed by an Employer.

1.14	“Employer” shall mean the Company and any affiliate of the Company designated by the Committee as being eligible to participate in the Excess Thrift Plan.

1.15	“Excess Thrift Plan” shall mean the NuStar Excess Thrift Plan, as described herein and as hereafter amended.

1.16	“Participant” shall mean an eligible Employee who has become a Participant in the Excess Thrift Plan as provided in Sections 2.2 or 3.2 herein.

1.17	“Plan Year” shall mean the calendar year, except that the first Plan Year of the Excess Thrift Plan shall commence on the Effective Date of the Excess Thrift Plan and end on the following December 31.

1.18	“Separation from Service” shall mean a separation from service within the meaning of Code Section 409A.

1.19	“Thrift Plan” shall mean the NuStar Thrift Plan, as amended from time to time, and any successor plan.

SECTION 2. PARTICIPATION—§415(c) BENEFIT PLAN

2.1	Conditions of Eligibility.

(a)	Except as otherwise provided herein, every Employee shall become eligible to participate in the §415(c) benefit plan component of the Excess Thrift Plan on the later of becoming eligible to participate in the Thrift Plan or the effective date of the Excess Thrift Plan.

(b)	Notwithstanding any other provision of this Excess Thrift Plan, any Employee who is covered under a collective bargaining agreement and whose benefits are the subject of good faith bargaining shall not be eligible to participate in the §415(c) benefit plan component of the Excess Thrift Plan unless specifically provided for in the collective bargaining agreement.

2.2	Participation.

Each eligible Employee actively participating in the Thrift Plan whose Annual Additions for the Plan Year exceed the Annual Addition Limitation, shall automatically become a Participant in the §415(c) benefit plan component of the Excess Thrift Plan on the first day of the month coincident with or next following the date that it is determined that the Employee has exceeded the Annual Addition Limitation.

SECTION 3. PARTICIPATION—§401(A)(17) BENEFIT PLAN

3.1	Conditions of Eligibility.

(a)	Except as otherwise provided herein, every Employee whose Annual Benefit Salary exceeds the Compensation Limit shall become eligible to participate in the §401(a)(17) benefit plan component of the Excess Thrift Plan on the later of becoming eligible to participate in the Thrift Plan or the effective date of the Excess Thrift Plan.

(b)	Notwithstanding any other provision of this Excess Thrift Plan, any Employee who is covered under a collective bargaining agreement and whose benefits are the subject of good faith bargaining shall not be eligible to participate in the §401(a)(17) benefit plan component of the Excess Thrift Plan, unless specifically provided for in the collective bargaining agreement.

3.2	Participation.

Each eligible Employee actively participating in the Thrift Plan shall automatically become a Participant in the §401(a)(17) benefit plan component of the Excess Thrift Plan on the first day of the calendar month coincident with or next following the date on which such Employee’s Annual Benefit Salary exceeds the Compensation Limit for the Plan Year.

SECTION 4. BENEFITS—§415(c) BENEFIT PLAN COMPONENT.

Upon becoming a Participant in the §415(c) benefit plan component of the Excess Thrift Plan pursuant to Section 2.2 above, a separate bookkeeping account shall be established hereunder for such Participant, which shall be credited as follows:

4.1	Amount of §415(c) Benefit.

(a)	In any case where a Participant’s Annual Additions exceed the Annual Addition Limitation, the Participant’s Excess Thrift Plan §415(c) Account shall be credited with an amount equal to the Employer Matching Contributions that would have been made under the Thrift Plan for the particular Plan year had the Annual Addition Limitation not applied, reduced by the amount of Employer Matching Contributions made to the Participant’s Thrift Plan account for such Plan Year.

(b)	Notwithstanding any other provision of this Excess Thrift Plan, a Participant’s action or inaction under the Thrift Plan with respect to the Participant’s Elected Basic Contribution Percentage (as defined in the Thrift Plan) relating to pre-tax elective deferrals under the Thrift Plan, including any adjustment to such percentage, shall not result in an increase in the amount credited under this Excess Thrift Plan and all other nonqualified deferred compensation plans in which the Participant participates in any taxable year in excess of the limit with respect to elective deferrals under Code section 402(g)(1)(A), (B) and (C) in effect for the taxable year in which such action or inaction occurs. Furthermore, notwithstanding any provision of this Excess Thrift Plan, a Participant’s action or inaction under the Thrift Plan with respect to the Participant’s Elected Basic Contribution Percentage that affects the amount credited under this Excess Thrift Plan (or any other nonqualified deferred compensation plan) as matching contributions or other similar amounts contingent on such Participant contributions, shall not result in such matching or contingent amounts exceeding 100 percent of the matching or contingent amounts that would be provided under the Thrift Plan absent any plan-based restrictions that reflect limits on qualified plan contributions under the Code. The provisions of Treasury Regulation §1.409A-2(a)(9) and (10) are hereby incorporated in this Excess Thrift Plan by reference.

4.2	Section 415(c) Amounts Credited.

The amounts credited to a Participant’s Excess Thrift Plan §415(c) Account shall reflect both a dollar-value and a number of hypothetical units of Company Equity equal in value (as of the date of crediting) to the amount being credited. Amounts shall be credited to Participants’ Excess Thrift Plan §415(c) Accounts on dates determined by the Committee in its sole discretion, which shall generally occur no less frequently than monthly.

SECTION 5. BENEFITS—§401(a)(17) BENEFIT PLAN COMPONENT

Upon becoming a Participant in the §401(a)(17) benefit plan component of the Excess Thrift Plan pursuant to Section 3.2 above, a separate bookkeeping account shall be established hereunder for such Participant, which shall be credited as follows:

5.1	Amount of §401(a)(17) Benefit.

(a)	To the extent that a Participant’s Annual Benefit Salary exceeds the Compensation Limit for a Plan Year, the Participant’s Excess Thrift Plan §401(a)(17) Account shall be credited with an amount equal to the Employer Matching Contributions which such Participant would have received under the Thrift Plan had the Compensation Limit not applied (calculated without regard to the Annual Addition Limitation), reduced by (i) any amount credited to the Participant’s Excess Thrift Plan §415(c) Account under Section 4.1; and (ii) further reduced the amount of Employer Matching Contributions made to the Participant’s Thrift Plan account for such Plan Year.

(b)	Notwithstanding any other provision of this Excess Thrift Plan, a Participant’s action or inaction under the Thrift Plan with respect to the Participant’s Elected Basic Contribution Percentage relating to pre-tax elective deferrals under the Thrift Plan, including any adjustment to such percentage, shall not result in an increase in the amount credited under this Excess Thrift Plan and all other nonqualified deferred compensation plans in which the Participant participates in any taxable year in excess of the limit with respect to elective deferrals under Code section 402(g)(1)(A), (B) and (C) in effect for the taxable year in which such action or inaction occurs. Furthermore, notwithstanding any provision of this Excess Thrift Plan, a Participant’s action or inaction under the Thrift Plan with respect to the Participant’s Elected Basic Contribution Percentage that affects the amount credited under this Excess Thrift Plan (or any other nonqualified deferred compensation plan) as matching contributions or other similar amounts contingent on such Participant contributions, shall not result in such matching or contingent amounts exceeding 100 percent of the matching or contingent amounts that would be provided under the Thrift Plan absent any plan-based restrictions that reflect limits on qualified plan contributions under the Code. The provisions of Treasury Regulation §1.409A-2(a)(9) and (10) are hereby incorporated in this Excess Thrift Plan by reference.

5.2	Section 401(a)(17) Amounts Credited.

(a)	The amounts credited to a Participant’s Excess Thrift Plan §401(a)(17) Account shall reflect both a dollar-value and a number of hypothetical units of Company Equity equal in value (as of the date of crediting) of the amount being credited. Amounts shall be credited to Participants’ Excess Thrift Plan §401(a)(17) Accounts on dates determined by the Committee in its sole discretion, which shall generally occur no less frequently than monthly.

(b)	The number of hypothetical units of Company Equity credited to a Participant’s Excess Thrift Plan §401(a)(17) Account for any month under Section 5.1 shall be equal to the number of whole and fractional shares which would have been allocated to such Participant’s Thrift Plan Account had he been permitted to make additional Employee Contributions to the Thrift Plan in an amount equal to the product of the Participant’s Employee Contribution Percentage for such month times one-twelfth (1/12) of that portion of his Annual Benefit Salary in excess of the Compensation Limit.

SECTION 6. COMMON PROVISIONS

In addition to the provisions of Sections 1, 7, 8 and 9 herein, which shall be equally applicable to the §415(c) benefit plan component and the §401(a)(17) benefit plan component of the Excess Thrift Plan, the following provisions of this Section 6 shall apply to both benefit plan components:

6.1	General Principle of Crediting Amounts Under This Plan.

It is intended that amounts shall be credited to Participant’s Accounts under Sections 4 and 5 of this Excess Thrift Plan to ensure that, to the extent that a Participant’s Employer Matching Contribution under the Thrift Plan is limited in any Plan Year by application of the Annual Addition Limitation or the Compensation Limitation, such reduced amount of Employer Matching Contribution shall be credited hereunder, so that the Participant receives the full Employer Matching Contribution (by combining the Employer Matching Contributions made under the Thrift Plan and the amounts credited to this Plan) that he would have received had neither the Annual Addition Limitation nor the Compensation Limitation applied for such Plan Year. The Committee may take such actions as necessary to effect such intent, including without limitation, making “true up” credits to a Participant’s Account (which may be positive or negative) following the end of a Plan Year.

6.2	Other Amounts Credited.

(a)

During each Plan Year, a Participant’s Excess Thrift Plan Accounts shall be credited at the same time and with the same amount of earnings or losses that a like investment in Company Equity would have experienced, including, but not limited to (i) ordinary cash dividends, and (ii) cash (other than ordinary cash dividends), shares or other securities or rights or other property constituting or derived from any stock dividend or rights distribution, split-up, stock split, reverse stock split, recapitalization, combination or exchange of shares, merger, consolidation, acquisition of property or stock, spin-off or separation, reorganization, liquidation or other similar event. All cash amounts inuring to a Participant’s Excess Thrift Plan Account under this Section 6.2 shall be converted not less than annually into equivalent hypothetical units of Company Equity.

(b)	The crediting of any amounts under this Section 6.2 is separate from, and in addition to, the crediting of any amounts under any other provision of the Excess Thrift Plan.

6.3	Crediting Company Equity.

The number of hypothetical units of Company Equity credited to a Participant’s Account under this Excess Thrift Plan shall be determined by the average of the “high” and “low” value price of units of Company Equity, as reported in the New York Stock Exchange Composite Transaction listing in the Wall Street Journal on the effective date of crediting as determined by the Committee. If Company Equity is not traded on the New York Stock Exchange, but is publicly traded, the average of the “high” and “low” of Company Equity on the effective date of crediting as reported on such other public stock exchange shall be used to determine the number of hypothetical units of Company Equity to be credited to a Participant’s Account. If Company Equity is not publicly traded, the value of Company Equity shall, for purposes of this Excess Thrift Plan, be determined by the Committee using a reasonable valuation methodology determined by the Committee.

6.4	Vesting.

A Participant shall vest in all amounts credited to his Excess Thrift Plan Account in the same manner and on the same schedule as provided in the relevant provisions of the Thrift Plan. Any portion of the hypothetical units credited to a Participant’s Excess Thrift Plan Account which is not vested upon the Participant’s Separation from Service shall be forfeited. Notwithstanding the foregoing, a Participant shall be deemed to be fully vested hereunder upon: (a) the death or Disability of the Participant; or (b) a Change in Control.

6.5	Form and Timing of Payment.

The value of a Participant’s vested Excess Thrift Plan Account shall be payable to the Participant (or the Participant’s Beneficiary in the case of the Participant’s death) in a single lump sum cash payment as soon as administratively practical following (and, in any event within 90 days of) the earliest to occur of the following: (a) Separation from Service, (b) death, or (c) Disability, of the Participant.

6.6	Delay of Certain Benefit Payments.

With respect to any Participant who is a “specified employee” within the meaning of Code Section 409A and the rulings and regulations issued thereunder, any amount that becomes payable by reason of such Participant’s Separation from Service shall be delayed for a period of six (6) months following the date of such Participant’s Separation from Service (except to the extent that the payment of such benefit is not subject to Code Section 409A, or is subject to an exception to such delay in payment). The provision of this Section 6.6 shall not apply (a) with respect to any benefit that becomes payable for reasons other than Separation from Service, or (b) if, at the time of the Participant’s Separation from Service, no equity security of the Company, or any affiliate of the Company, is publicly traded on an established securities market or otherwise.

6.7	Forfeiture of Benefit.

Notwithstanding anything contained in this Excess Thrift Plan to the contrary, if a Participant who may be entitled to receive a benefit hereunder is discharged for cause (as determined by the Committee), or performs acts of willful malfeasance or gross negligence in a matter of material importance to an Employer, payments thereafter payable hereunder to such Participant or such Participant’s Beneficiary will, at the discretion of, and as determined by the Committee, be forfeited and neither the Company nor any Employer will have any further obligation hereunder to such Participant or to such Participant’s Beneficiary.

SECTION 7. EMPLOYER CONTRIBUTIONS

7.1	The Excess Thrift Plan is completely separate from and not a part of the Thrift Plan or any other plan of the Employer. The benefits payable under the Excess Thrift Plan are unfunded and the Participants (and their Beneficiaries) shall be general creditors of the Company and the Employers with the respect to any payment due pursuant to the Excess Thrift Plan.

7.2	No contribution shall be required of any Participant, the Company or any Employer.

SECTION 8. ADMINISTRATION

8.1	Committee.

The Committee shall administer the Excess Thrift Plan. The Committee shall have the full authority and discretion to interpret, and to determine all questions, arising in the administration, interpretation and application of the Excess Thrift Plan. Any such determination by the Committee shall be conclusive and binding on all persons. The Committee shall determine the amount and manner of payment of the benefits due to or on behalf of each Participant under the Excess Thrift Plan and the commencement of benefit payments consistent with the terms hereof. The Committee may delegate any administrative authority or responsibility to a subcommittee or to representatives of the Company.

8.2	Claims.

A Participant, Beneficiary and any other person who believes he is entitled to any benefit or right provided under the Excess Thrift Plan shall have the right to file a written claim with the Committee in the same manner and governed by the same provisions as provided in the relevant provisions of the Thrift Plan.

8.3	Binding Arbitration.

Notwithstanding any other provision of this Excess Thrift Plan, any claims relating to or arising out of this Excess Thrift Plan which are not resolved under the claims review procedure described in Section 8.2, shall be submitted to, and settled by, mandatory and final arbitration in accordance with the Company’s dispute resolution program.

SECTION 9. AMENDMENT AND TERMINATION

9.1	Amendment and Termination.

The Company reserves the right, in its sole discretion, to terminate, suspend or amend the Excess Thrift Plan, at any time or from time to time, in whole or in part for whatever reasons it may deem appropriate. However, no such termination, suspension or amendment of the Excess Thrift Plan shall alter, impair or void any Participant’s (or Beneficiary’s) right with respect to a benefit accrued under the Excess Thrift Plan as of the date of such termination, suspension or amendment, except such benefits as are voluntarily forfeited by a Participant or Beneficiary. In the event of termination of the Excess Thrift Plan, all unvested amounts, together with the earnings thereon, credited to a Participant’s Excess Thrift Plan Accounts shall be deemed to be fully vested. Such Excess Thrift Plan Accounts shall continue to be maintained pursuant to the provisions of Section 6, and any distributions to a Participant shall continue to be subject to the provisions of Section 6 herein. In the event of a partial termination of the Excess Thrift Plan, the provisions of this section shall be applicable to the Participants affected by such partial termination.

SECTION 10. CHANGE IN CONTROL

10.1	Effect of Change in Control.

In the event of a Change in Control, the benefits of all Participants in the Plan shall immediately become fully vested. Additionally, the Committee may, within the period beginning thirty (30) days prior to the effective date of the Change in Control, and ending twelve (12) months after the effective date of the Change in Control, make an irrevocable decision to terminate the Plan (and all deferred compensation plans maintained by the Company which must be aggregated with the Plan under Code Section 409A) and distribute all benefits to Participants. In the event of such termination following a Change in Control, the benefits of each Participant (determined as of the date of Plan termination and calculated in the manner provided for in this Plan) shall be distributed in the form of a lump sum payment within twelve (12) months following the termination of this Plan. In the absence of such Plan termination, a Change in Control shall not alter the time and manner of the payment of benefits hereunder, and all benefits shall be paid at the time and in the manner as they would otherwise be paid in accordance with the provisions of this Plan.

SECTION 11. MISCELLANEOUS

11.1	No Employment Rights.

Nothing contained in the Excess Thrift Plan shall be construed as a contract of employment between the Company and an Employee, or as a right of any Employee to be continued in the employment of the Company or as a limitation of the right of the Company to discharge any Employee, with or without cause.

11.2	Assignment.

To the maximum extent permitted by law, no benefit under the Excess Thrift Plan shall be assignable or in any manner subject to alienation, sale, transfer, hypothecation, claims of creditors, pledge, attachment or encumbrances of any kind. This provision, however, shall not affect the right of the Committee, upon its determination that a judgment, decree or order relating to child support, alimony payments or marital property rights of the spouse, former spouse, child or other dependent of a Participant is a “Qualified Domestic Relations Order” within the meaning of Code §414(p), to distribute or establish a separate subaccount of all or any portion of a Participant’s benefits under the Excess Thrift Plan to or for the benefit of the beneficiary of the Qualified Domestic Relations Order in a manner permitted under the Excess Thrift Plan.

11.3	Withholding Taxes.

The Company shall have the right to deduct from all payments made under the Excess Thrift Plan any federal, state or local taxes required by law to be withheld with respect to such payments. However, any and all taxes payable with respect to any distribution or benefit hereunder shall be the sole responsibility of the Participant, not of the Company or any Employer, whether or not the Company or Employer shall have withheld or collected from the Participant any sums required to be so withheld or collected in respect thereof and whether or not any sums so withheld or collected shall be sufficient to provide for any such taxes. Without limitation of the foregoing, and except as may otherwise be provided in any separate employment, severance or other agreement between the Participant and any Employer, the individual Participant or Surviving Spouse, as the case may be, shall be solely responsible for payment of any excise, income or other tax imposed (i) upon any payment hereunder which may be deemed to constitute an “excess parachute payment” pursuant to Section 4999 of the Code, (ii) based upon a theory that any additional or excise tax is required under Section 409A of the Code, or (iii) based upon any theory of “constructive receipt” of any lump-sum or other amount hereunder.

11.4	Rules and Regulations.

In addition to the authority and discretion otherwise provided to the Committee herein, the Committee may, from time to time, adopt rules and regulations to assist in the administration of the Excess Thrift Plan.

11.5	Administration and Interpretation Consistent With Code Section 409A.

The Plan, as amended and restated, is intended to satisfy the requirements of Code section 409A and the rules and regulations issued thereunder, and shall be construed, interpreted and administered consistent with such intent.

11.6	Law Applicable.

The Excess Thrift Plan is established under and will be construed in accordance with and governed by the laws of the State of Texas.

IN WITNESS WHEREOF, the Company has executed this Plan on this 30th day of December, 2008, to be effective as of the 1st day of January, 2008.

NUSTAR GP, LLC

By	/s/ Robert Grimes